Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2023 Stock Incentive Plan of Gannett Co., Inc. of our reports dated February 23, 2023, with respect to the consolidated financial statements of Gannett Co., Inc. and the effectiveness of internal control over financial reporting of Gannett Co., Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

June 14, 2023